BigString Corporation
                              PROSPECTUS SUPPLEMENT

                                    Number 4

                                       to

                        Prospectus dated January 23, 2006

                                       of

                              BIGSTRING CORPORATION

                        15,212,670 Shares of Common Stock

                  --------------------------------------------

This prospectus supplement supplements the prospectus dated January 23, 2006, as amended and supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 15,212,670 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated January 23, 2006, the prospectus supplement number 1 dated May 5, 2006, the prospectus supplement number 2 dated May 22, 2006, and the prospectus supplement number 3 dated June 2, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.

The purpose of this prospectus supplement is to notify stockholders of the debut of OurPrisoner, BigString's interactive internet television reality program, which is to debut on June 14th. If you would like a copy of the Current Report on Form 8-K with respect to the announcement of OurPrisoner, as filed with the Securities and Exchange Commission on June 9, 2006, or the press releases announcing OurPrisoner attached thereto, please visit the EDGAR site at www.sec.gov/edgar.shtml.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated January 23, 2006, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is June 13, 2006